EXHIBIT 18

May 5, 2011 Board of Directors LSI Industries Inc. 10000 Alliance Road Cincinnati, Ohio 45242

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to LSI Industries Inc. (the "Company") Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 8 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, the Company changed the date for the annual goodwill and intangible asset impairment testing. Note 8 also states management’s belief that the change in the application of an accounting principle is preferable in the circumstances because it reduces the amount of administrative burden on the Company, moving the date from a period of peak administrative activity to a period of relatively low administrative activity.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in the application of an accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in the application of an accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of application of accounting is preferable in the Company’s circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to June 30, 2010. Accordingly, we do not express an opinion on whether the accounting for the change in the application of an accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Very truly yours,

/s/ GRANT THORNTON LLP